Exhibit 99.1
Contact:	Adam Mazur Rubenstein PR 212-843-8073 amazur@rubensteinpr.com Tim Clemensen Rubenstein IR 212-843-9337 tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

SulphCo® Raises Approximately $5.3 Million

Houston, TX., November 29, 2007 — SulphCo®, Inc. (the “Company”) (Amex: SUF) announced today that it has raised approximately $5.3 million through an exercise of approximately 1.98 million outstanding 2007 warrants.

The Company executed an agreement with the 2007 warrant holders whereby warrant holders having approximately 3.95 million 2007 warrants agreed to exercise up to 50% of their warrants. In exchange, the Company agreed to provide the warrant holders with new warrants on a one-to-one basis with an exercise price of $7.00 a share and a term of three years. In addition, the warrant holders were granted an option to exercise the remaining 50% (approximately 1.98 million warrants) of their 2007 warrants on the later of April 15, 2008 or 30 days following the 2008 Annual Meeting of Shareholders in which the shareholders approve an increase of 10 million authorized shares. If this option is exercised, then the Company will issue new warrants on a one-to-one basis with an exercise price of $7.00 a share and a term of three years.

About SulphCo®, Inc.

SulphCo® has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The Company's technology is designed to upgrade sour heavy crude oils into sweeter, lighter crude oils, producing more gallons of usable oil per barrel.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

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